Exhibit 107
 Calculation of Filing Fee Table

SCHEDULE TO
(Form Type)

SOUNDTHINKING, INC.
(Name of Subject Company (Issuer))

TRANSOM SIGNAL MERGERSUB, INC.
(Names of Filing Persons (Offeror))
a wholly owned subsidiary of

TRANSOM SIGNAL ACQUIRECO, LLC
(Names of Filing Persons (Parent of Offeror))
a wholly owned subsidiary of

TRANSOM SIGNAL HOLDCO, INC.
TRANSOM SIGNAL TOPCO, LP
TRANSOM CAPITAL FUND IV, L.P.
(Names of Filing Persons (Other Persons))

Table 1 - Transaction Valuation

		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	1	$202,949,568.25	0.00008700	$17,656.62
Fees Previously Paid		$0.00		$0.00
Total Transaction Valuation		$202,949,568.25
Total Fees Due for Filing				$17,656.62
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$17,656.62

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of September 28, 2026, by and among Transom Signal AcquireCo, LLC, Transom Signal MergerSub, Inc. and SoundThinking, Inc. (the “Company”).

(1)
Estimated solely for the purpose of calculating the filing fee. The transaction valuation was calculated as the sum of (i) the product of 13,240,512 issued and outstanding shares of common stock, par value $0.005 per share (the “Common Stock”), of the Company and up to $11.00 in merger consideration (the “Merger Consideration”), which consists of an $8.00 per share cash payment upfront and one non-transferable contingent value right that could result in additional cash payments of up to $3.00 per share; (ii) the product of 190,895 shares of Common Stock underlying outstanding Company Stock Options and $4.95 (which is the difference between the Merger Consideration and the weighted average price of such Company Stock Options of $6.05 per share); (iii) the product of 1,310,657 shares of Common Stock underlying outstanding Company RSUs and the Merger Consideration; (iv) the product of 3,065,444 shares of Common Stock underlying outstanding Company PRSUs (assuming the maximum level of achievement) and the Merger Consideration; and (v) the product of 747,445 shares of Common Stock available for issuance under the Company ESPP and the Merger Consideration.

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2027 beginning on October 1, 2026, issued August 21, 2026, by multiplying the transaction valuation by 0.00008700.

Table 2: Fee Offset Claims and Source	☒Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fees Offset Claims
Fees Offset Sources